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             EXHIBIT 16.1, LETTER ON CHANGE OF CERTIFYING ACCOUNTANT



Michael Johnson & Company, LLC
9175 East Kenyon Ave
Denver CO 80237

phone 303 796-0099
fax 303 796-0137


October 29, 2001


Securities and Exchange Commission
Washington, DC  20549


We were previously the independent accountants for Interruption Television, Inc. (formerly Time Financial Services, Inc.), and on September 6, 2000, we reported on the consolidated financial statements of Interruption Televison, Inc. and subsidiaries as of the period ended June 30, 2000. On September 6, 2001, we were dismissed as independent accountants of Interruption Television, Inc.

We have read Interruption Television, Inc.'s statements included under Item 8 of its Form 10-KSB dated October 29, 2001, and we agree with such statements.


                                            /s/ Michael Johnson & Co., LLC




Denver, Colorado